Exhibit 99.2
REALOGY ANNOUNCES UPSIZING AND PRICING OF ITS $1 BILLION OFFERING OF SENIOR NOTES

MADISON, N.J. (January 5, 2022) — Realogy Holdings Corp. (NYSE: RLGY) (the "Company") announced today that its indirect, wholly-owned subsidiary, Realogy Group LLC ("Realogy Group"), together with a co-issuer, priced $1 billion aggregate principal amount of 5.250% senior notes due 2030 (the "Notes") at par in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The size of the offering has been upsized from $550 million to $1 billion. The closing of the offering is expected to occur on January 10, 2022, subject to customary closing conditions.

The Notes will be guaranteed on an unsecured senior basis by each of Realogy Group’s domestic subsidiaries (other than the co-issuer of the Notes) that is a guarantor under its senior secured credit facilities and certain of its outstanding securities. The Notes will also be guaranteed by the Company on an unsecured senior subordinated basis. The Notes will be effectively subordinated to all of Realogy Group’s existing and future secured debt, including its senior secured credit facilities, to the extent of the value of the assets securing such debt.

The Company intends to use the net proceeds from this offering, together with cash on hand, to redeem in full both its outstanding 9.375% Senior Notes due 2027 and its 7.625% Senior Secured Second Lien Notes due 2025, and to pay related accrued interest, premium, fees and expenses on both such notes. The redemption will be made solely pursuant to a conditional redemption notice delivered pursuant to the indenture governing the 9.375% Senior Notes due 2027 and the indenture governing the 7.625% Senior Secured Second Lien Notes due 2025, as applicable, and nothing contained in this press release constitutes a notice of redemption of the 9.375% Senior Notes due 2027 or a notice of redemption of the 7.625% Senior Secured Second Lien Notes due 2025.

The Notes and the related guarantees will not be registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes and the related guarantees will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

About Realogy Holdings Corp.
Realogy (NYSE: RLGY) is moving the real estate industry to what’s next. As the leading and most integrated provider of U.S. residential real estate services encompassing franchise, brokerage, relocation, and title and settlement businesses as well as a mortgage joint venture, Realogy supported approximately 1.4 million home transactions in 2020. The company’s diverse brand portfolio includes some of the most recognized names in real estate: Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, Corcoran®, ERA®, and Sotheby’s International Realty®. Using innovative technology, data and marketing products, high-quality lead generation programs, and best-in-class learning and support services, Realogy fuels the productivity of its approximately 196,600 independent sales agents in the U.S. and approximately 140,800 independent sales agents in 117 other countries and territories, helping them build stronger businesses and best serve today’s consumers. Recognized for ten consecutive years as one of the World’s Most Ethical Companies, Realogy has also been designated a Great Place to Work four years in a row, named one of LinkedIn’s 2021 Top Companies in the U.S., and honored on the Forbes list of World’s Best Employers 2021.
Forward Looking Statements
Certain statements in this press release, including statements relating to the offering of the Notes and the anticipated use of net proceeds therefrom, constitute “forward-looking statements." Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. These statements are subject to significant risks and uncertainties, including, without limitation, risks and uncertainties related to economic, market or business conditions and satisfaction of customary closing conditions related to the private offering. No assurance can be given that the offering of Notes discussed above will be consummated on the terms described or at all. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
Investor Relations Contacts:
Alicia Swift
(973) 407-4669
alicia.swift@realogy.com

Danielle Kloeblen
(973) 407-2148
danielle.kloeblen@realogy.com

Media Contact:
Trey Sarten
(973) 407-2162
trey.sarten@realogy.com